Exhibit 99.1

April 3, 2012

From The Desk of H. Michael Schwartz

President and CEO of Strategic Storage Trust, Inc.

Ladera Ranch, California

Dear Stockholder:

Thank you for your investment in Strategic Storage Trust, Inc. (SSTI). Our board of directors has been quite busy recently, and I am eager to update you on some exciting recent developments.

I am pleased to announce that, on April 2, 2012, our board of directors determined an estimated value per share of $10.79, as of December 31, 2011, which represents an increase of $0.79 per share from our original share price.

We started our initial offering almost exactly 4 years ago with no public stockholders and no properties. Since that time, we have witnessed tremendous growth in our property portfolio and stockholder base. Today, we currently wholly-own 91 self storage facilities in 17 states and Canada. Those properties include approximately 60,000 units and approximately 7.5 million rentable square feet. In addition, we now have almost 11,000 stockholders and that number keeps growing every day. You may also know that approximately six months ago, we launched a follow-on offering of common stock so we can continue to build our portfolio as we progress along the path to an exit strategy in the future.

Summary of Recent Valuation

Since our inception, we have been offering shares of our stock for sale for $10.00 per share. This price was determined arbitrarily by our board of directors and was not based on an estimate of the value of our assets or business prospects. Based on our strong growth over the past 4 years, our management and our board of directors felt it would be in the best interests of our stockholders to attempt to measure the increase in our value that has occurred over this period. We retained an independent third party, Cushman & Wakefield Western, Inc., to provide an appraisal of our portfolio of 91 wholly-owned self storage properties. As we expected, the appraisal was very positive and showed a healthy increase in the value of our assets since acquisition. From our inception through December 31, 2011, we had acquired 91 wholly-owned self storage properties for approximately $522 million, exclusive of acquisition fees and expenses. As of December 31, 2011, the estimated “as-is” value of our real estate portfolio was approximately $663 million.

The estimated value per share of $10.79(1) was determined by our board based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2011.

FINRA rules currently do not provide guidance on the methodology a company such as ours must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by our board is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share does not represent the fair value of our assets less our liabilities according to U.S. generally accepted accounting principles (GAAP) nor does it represent a liquidation value of our assets and liabilities or the amount at which our shares of common stock would trade on a national securities exchange.

111 Corporate Drive | Suite 120 | Ladera Ranch | California | 92694 | 877.32REIT5 | www.strategicstoragetrust.com

Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2012 for a detailed description of the methodology and key assumptions used to determine the estimated value per share and the limitations of the estimated value per share. If you’d like us to send you a copy, please contact us via the information below. You may also obtain a copy via our website at www.strategicstoragetrust.com.

New Share Price

Effective June 1, 2012, the offering price of our shares of common stock will increase from the current $10.00 per share to $10.79 per share. In light of the net asset value calculation described above, our board determined that it was appropriate to increase the per share offering price for any new purchases of our shares.

Thank you for the opportunity to update you on the exciting developments here at SSTI. We look forward to continuing to execute on our investment strategy and delivering you the high quality product that you have come to expect.

Sincerely, STRATEGIC STORAGE TRUST, INC.

By:
H. Michael Schwartz
President and Chief Executive Officer

(1)         With respect to the estimated value per share, we can give no assurance that: you would be able to resell your shares at this estimated value; you would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of our company; our shares of common stock would trade at the estimated value per share on a national securities exchange; an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or the methodology used to estimate our value per share will be in compliance with any future FINRA rules or ERISA reporting requirements. We currently expect to update the estimated value per share within the next two years.

111 Corporate Drive | Suite 120 | Ladera Ranch | California | 92694 | 877.32REIT5 | www.strategicstoragetrust.com